Exhibit 10.1

January 16, 2026

Versus Systems Inc.

3500 South DuPont Hwy.

Dover, DE 19901

Attn: Luis Goldner

Dear Louis:

Thank you for choosing PKF O’Connor Davies Advisory, LLC (“PKFOD”) for Outsourced CFO / Accounting services.

This letter sets forth our understanding of the terms and objectives of our engagement, and the nature and scope of the services we will provide to Versus Systems Inc. (“Versus”).

Engagement Objectives and Limitations

PKFOD will perform the non-attest accounting services for Versus listed in Appendix A. Our assistance will be directed to those specific tasks only. In performing our services, we will be relying on the sufficiency, accuracy, and reliability of information provided by the Company. Also, our ability to complete our work will depend on the cooperation of the management of the Company.

Our Responsibilities

We will conduct our procedures in accordance with the responsibilities detailed with Management, the attached Appendix A and the Statements on Standards for Consulting Services issued by the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely your responsibility. Our procedures are limited to those which you have determined will best meet your informational needs and may not necessarily disclose all significant errors, fraud, or illegal acts that may exist.

Management is responsible for management decisions and assuming all management responsibilities; for designating an individual with suitable skill, knowledge, and/or experience to oversee these services, and for evaluating the adequacy and results of these services and accepting responsibility for them.

We are not required to, and will not, verify the accuracy or completeness of the information you will provide to us for this engagement or otherwise gather evidence for the purpose of expressing an opinion or a conclusion. Accordingly, we will not express an opinion or a conclusion or provide any assurance on the financial statements of Versus.

Our engagement cannot be relied upon to identify or disclose any financial statement misstatements including those caused by fraud or error, or to identify or disclose any wrongdoing within the entity or noncompliance with laws and regulations.

Management’s Responsibilities

You are responsible for making all management decisions and performing all management functions; for designating an individual with suitable skill, knowledge, or experience to oversee the services we provide; and for evaluating the adequacy and results of those services and accepting responsibility for them.

We understand that you will provide us with the supporting documents and information, or the necessary access to obtain such information to enable us to properly perform our services and that you are responsible for the accuracy and completeness of that information. We may advise you about appropriate criteria to assist in the achievement of accurate accounting and financial reporting, but the responsibility for accurate accounting and financial reporting remains with you.

In the event that we become obligated to pay any cost, settlement, judgment, fine, penalty, or similar award or sanction as a result of a claim, investigation, or other proceeding instituted by any third party, as a direct or indirect result of an intentional, knowing or reckless misrepresentation or provision to us of inaccurate or incomplete information by Versus or any director, officer or employee thereof in connection with this engagement, and not any failure on our part to comply with professional standards, you agree to indemnify us against such obligations.

We keep documents related to this engagement in accordance with our records retention policy and applicable regulations. However, we do not keep any original client records, so we will return those to you at the completion of the services rendered under this engagement. When records are returned to you, it is your responsibility to retain and protect your records for possible future use, including potential examination by any government or regulatory agencies.

Fees and Billing

Our anticipated services for this engagement are outlined in Appendix A. Our fee is based on anticipated cooperation from your personnel and the assumption that unexpected circumstances will not be encountered. If the scope of our services changes and significant additional time is necessary, we will discuss the circumstances with you and arrive at a new fee before we incur the additional costs.

Our hourly rates vary according to the degree of responsibility involved and the experience level of assigned personnel. The standard hourly rates are included below:

Level	Hourly Rate
Partner	$550-$700/hour
Director/Manager	$325-$500/hour
Senior	$210-$300/hour
Staff	$115-$200/hour

Our invoices will be submitted monthly and are payable upon presentation. In accordance with our firm policies, work may be suspended if your account becomes overdue and will not be resumed until your account is paid in full. If we elect to terminate our services for nonpayment, our engagement will be deemed to have been completed. You will be obligated to compensate us for all services provided, based on the fees described in the preceding paragraph, and to reimburse us for all out-of-pocket expenditures through the date of termination.

Non-Reliance on Oral Advice

It is our policy to put all advice on which a client intends to rely in writing. We believe that is necessary to avoid confusion and to make clear the specific nature and limitations of our advice. You should not rely on any advice that has not been put in writing by our firm after a full supervisory review.

Electronic and Other Communication

During the course of the engagement, we may communicate with Versus’s personnel via fax or e-mail. You should be aware that communication in those media may be unsafe to use and contains a risk of misdirection and/or interception by unintended third parties, or failed delivery or receipt. In that regard, you agree that we shall have no liability for any loss or damage to any person or entity resulting from the use of e-mail or other electronic transmissions, including any consequential, incidental, direct, indirect or special damages.

Access to Working Papers

During the course of this engagement, we will develop files of various documents, schedules and other related engagement information known as our working papers. As we are sure you can appreciate, these working papers may contain confidential information and our firm’s proprietary data. You understand and agree that these working papers are, and will remain, our exclusive property. Except as discussed below, any requests for access to our working papers will be discussed with you before making them available to requesting parties:

(1)	Our firm, as well as other accounting firms, participates in a peer review program covering our audit and accounting practices. This program requires that once every three years we subject our system of quality control to an examination by another accounting firm. As part of this process, the other firm will review a sample of our work. It is possible that the work we perform for you may be selected for review. If it is, the other firm is bound by professional standards to keep all information confidential.

(2)	We may be requested to make certain working papers available to regulators pursuant to authority given to them by law, regulation or subpoena. If requested, access to such working papers will be provided under the supervision of our personnel. Furthermore, upon request, we may provide photocopies of selected working papers to them.

The regulator may intend, or decide, to distribute the photocopies or information contained therein to others, including other government agencies.

Liability

Any and all claims by the Company arising under this engagement must be commenced by the Company within one year following the date on which our firm delivered our report associated with this engagement, or the date the Company is informed of the engagement’s termination in the event our report is not delivered, for any reason.

Our firm’s maximum liability to the Company for any reason relating to the services under this letter shall be limited to the fees paid to the firm for the services or work product giving rise to liability, except to the extent it is finally determined that such liability resulted from the willful or intentional misconduct or fraudulent behavior of the firm. In no event shall the firm be liable to the Company, whether a claim be in tort, contract or otherwise, for any consequential, special, indirect, lost profit or similar damages.

Reimbursement

You agree to indemnify our firm, its partners, principals and employees, to the fullest extent permitted by law for any expense, including compensation for our time at our standard billing rates and reimbursement for our out-of-pocket expenses and reasonable attorneys’ fees, incurred in complying with or responding to any request (by subpoena or otherwise) for testimony, documents or other information concerning Versus by any governmental agency or investigative body or by a party in any litigation or dispute other than litigation or disputes involving claims by Versus against the firm (“Request”), except for any Request arising out of the firm’s negligence, willful misconduct or fraud. Notwithstanding the foregoing, in no event you shall be liable to the firm whether a claim be in tort, contract or otherwise, for any punitive, exemplary, consequential, indirect, lost profit or similar damages. This indemnification will survive termination of this engagement.

Dispute Resolution

Any claim or controversy (“dispute”) arising out of or relating to this engagement, the services provided thereunder, or any other services provided by or on behalf of the firm or any of its subcontractors or agents to Versus or at your request (including any dispute involving any person or entity for whose benefit the services in question are or were provided), shall first be submitted in good faith for mediation administered by the American Arbitration Association (“AAA”) under its Mediation Rules. Each party shall bear its own costs in the mediation. Absent an agreement to the contrary, the fees and expenses of the mediator shall be shared equally by the parties.

If the dispute is not resolved by mediation within 90 days of its submission to the mediator, then, and only then, the parties shall submit the dispute for arbitration administered by the American Arbitration Association under its Professional Accounting and Related Services Dispute Resolution Rules (the “Rules”). The arbitration will be conducted before a single arbitrator selected from the AAA’s Panel of Accounting Professionals and Attorneys and shall take place in New York, New York.

Any discovery sought in connection with the arbitration must be expressly approved by the arbitrator upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. The parties and the arbitrator may disclose the existence, content or result of the arbitration only as expressly provided by the Rules.

The arbitrator shall issue his or her final award in a written and reasoned decision to be provided to each party. In his or her decision, the arbitrator will declare one party the prevailing party. The arbitrator shall have the power to award to the prevailing party reasonable legal fees associated with the arbitration and prior mediation. The arbitrator shall have no authority to award non- monetary or equitable relief of any sort. The arbitrator shall not have authority to award damages that are punitive in nature, or that are not measured by the prevailing party’s actual compensatory loss.

The award reached as a result of the arbitration will be binding on the parties and confirmation of the arbitration award may be sought in any court having jurisdiction.

Any claim by our firm seeking payment of our fees and disbursements related to this engagement and the services provided hereunder shall be brought in a federal or state court of appropriate jurisdiction sitting without a jury. YOU AND OUR FIRM IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED TO NON-PAYMENT OF ANY OF OUR FEES AND DISBURSEMENTS.

This engagement will be governed by the laws of the State of New York, without giving effect to any provisions relating to conflict of laws that would require the laws of another jurisdiction to apply.

Corporate Transparency Act/Beneficial Ownership Reporting

Assisting you with your compliance with the Corporate Transparency Act (“CTA”), including beneficial ownership information (“BOI”) reporting, is not within the scope of this engagement. You have sole responsibility for your compliance with the CTA, including its BOI reporting requirements and the collection of relevant ownership information. We shall have no liability resulting from your failure to comply with CTA. Information regarding the BOI reporting requirements can be found at https://www.fincen.gov/boi. Consider consulting with legal counsel if you have questions regarding the applicability of the CTA’s reporting requirements and issues surrounding the collection of relevant ownership information.

Employment of firm partner or professional employee:

The Company acknowledges that hiring current or former PKF O’Connor Davies, LLP or PKF O’Connor Davies Advisory, LLC personnel participating in the engagement may be perceived as compromising our objectivity, and depending on the applicable professional standards, impairing our independence in certain circumstances. Accordingly, prior to entering into any employment discussions, with such known individuals, you agree to discuss the potential employment, including any applicable independence ramifications, with the engagement partner responsible for the services.

In addition, during the term of this Engagement Letter and for a period of one (1) year after the services are completed, we both agree not to solicit, directly or indirectly, or hire the other’s personnel participating in the engagement without express written consent. If this provision is violated, the violating party will pay the other party a fee equal to the hired person’s annual salary in effect at the time of the violation to reimburse the estimated costs of hiring and training replacement personnel.

Confirmation

Michael Stellwagen is the engagement partner and is responsible for supervising the engagement.

Requests for services other than those included in this engagement letter will be agreed upon separately.

PKF O’Connor Davies, LLP (“LLP”) and PKF O’Connor Davies Advisory, LLC (“Advisory”) practice in an alternative practice structure in accordance with applicable law, regulations and professional standards. LLP provides attest services to its clients. Advisory is not a registered CPA firm and does not provide audit or attest services. LLP has a contractual arrangement with Advisory, whereby Advisory provides LLP with professional and support personnel to perform professional services on behalf of LLP. In connection with our services, we may share information that we currently have and/or receive in the future between LLP and Advisory. Unless you indicate otherwise, your acceptance of the terms of this engagement shall be understood by us as your consent for LLP, Advisory and its employees to share confidential information between LLP and Advisory. LLP and Advisory have policies in place that require their employees to maintain as confidential all client information that is not otherwise publicly available.

All rights and obligations set forth herein shall become the rights and obligations of any successor firm to PKF O’Connor Davies Advisory, LLC by way of merger, acquisition or otherwise.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If this letter correctly expresses your understanding of the terms of our engagement, including our respective responsibilities, please sign a copy where indicated and return it to us. By signing this letter, you are agreeing to all of the terms and conditions of this letter.

We are pleased to have this opportunity to serve you.

Sincerely,

/s/ Michael Stellwagen

 Michael Stellwagen

Partner

PKF O’Connor Davies Advisory, LLC

The services and terms described in the foregoing letter are in accordance with our requirements and are acceptable to us.

Versus Systems Inc.

/s/ Luis Goldner

 Luis Goldner

CEO

1/16/2026

PKFOD is a wholly owned subsidiary of PKF O’Connor Davies, LLP and PKF O’Connor Davies Advisory, LLC, a member firm of PKF International Limited, a network of legally independent firms. Neither the other member firms nor PKF International Limited are responsible or accept liability for the work or advice which PKFOD or PKF O’Connor Davies, LLP or PKF O’Connor Davies Advisory, LLC provide to their clients.

Versus

Appendix A to Engagement Letter

Outsourced Accounting Services

Fee Detail: $5,000 per month

On-Boarding Fee: $5,000 one time fee

Core Accounting & Bookkeeping

●	Daily and monthly general ledger transaction processing
●	Journal entry preparation and posting (recurring, accruals, reclasses)
●	Accounts payable processing and vendor maintenance
●	Accounts receivable invoicing, cash application, and aging support
●	Bank and credit card reconciliations
●	Payroll and benefits accounting entries and reconciliations
●	Intercompany accounting and eliminations
●	Fixed asset tracking and depreciation
●	Month-end close execution and balance sheet reconciliations

Financial Reporting

●	Monthly GAAP-compliant financial statements
●	Balance Sheet
●	Income Statement
●	Cash Flow Statement

Basic SEC Reporting Support

●	Preparation of support for financial statements included in:

o       Form 10-Q

o       Form 10-K

●	Footnote schedules and supporting workpapers
●	Tie-out of SEC financial statements to general ledger
●	Quarterly and annual rollforward schedules (equity, debt, cash)
●	Audit and quarterly review support related to SEC filings, including Form 8-K
●	Board and Audit Committee support including presenting financial updates at the direction of management